Filed pursuant to Rule 433 Registration Statement No. 333-238458-02 FINANCIAL PRODUCTS FACTSHEET (G402)
CS Notes Linked to the Performance of the iShares® ESG Aware MSCI USA ETF

Summary Product Terms

CUSIP	22553QQ91
Issuer	Credit Suisse AG (London branch)
Principal Amount	$1,000 per security
Term	1 year and 6 months
Trade Date	January 20, 2023
Settlement Date	January 25, 2023
Valuation Date	July 22, 2024
Maturity Date	July 25, 2024
Underlying	iShares® ESG Aware MSCI USA ETF
Initial Level	$87.81, which is the closing level of the Underlying on the Trade Date
Final Level	The closing level of the Underlying on the Valuation Date
Underlying Return	(Final Level – Initial Level) / Initial Level
Upside Participation Rate	200%
Maximum Return	13.50%
Fixed Return	4.50%
Threshold Level	104.50% of the Initial Level

Despite its name, there is no guarantee that the iShares® ESG Aware MSCI USA ETF will provide exposure to companies that exhibit positive or favorable environmental, social and governance characteristics. If these characteristics of the iShares® ESG Aware MSCI USA ETF are a factor in your decision to invest in the securities, you should consult with your legal or other advisers before making an investment in the securities.

Hypothetical Redemption Amounts

The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Redemption Amount per $1,000 Principal Amount
70%	13.50%	$1,135
60%	13.50%	$1,135
50%	13.50%	$1,135
40%	13.50%	$1,135
30%	13.50%	$1,135
20%	13.50%	$1,135
10%	13.50%	$1,135
6.75%	13.50%	$1,135
6%	12%	$1,120
5%	10%	$1,100
4.50%	4.50%	$1,045
3%	4.50%	$1,045
0%	4.50%	$1,045
−10%	4.50%	$1,045
−20%	4.50%	$1,045
−30%	4.50%	$1,045
−40%	4.50%	$1,045
−50%	4.50%	$1,045
−60%	4.50%	$1,045
−70%	4.50%	$1,045

Payoff Description

Redemption Amount at maturity

If the Final Level is greater than the Threshold Level, you will receive the Principal Amount multiplied by the sum of one plus the product of the Upside Participation Rate and the Underlying Return, subject to the Maximum Return.

If the Final Level is equal to or less than the Threshold Level, you will receive the Principal Amount multiplied by the sum of one plus the Fixed Return.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Please see the accompanying pricing supplement for more information.

Selected Risk Considerations

The risks set forth below are only intended as summaries of material risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

•	Risks Relating to the Securities Generally
o	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
o	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms.
o	The securities do not pay interest.
o	Regardless of the appreciation in the level of the Underlying, which may be significant, the maximum Redemption Amount for each $1,000 principal amount of securities will not exceed $1,000 multiplied by the sum of one plus the Maximum Return.
o	The probability that the Final Level will be less than the Threshold Level will depend on the volatility of the Underlying.
•	Risks Relating to the Underlying
o	Although shares of the Underlying are listed for trading on a national securities exchange, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market.
o	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate to the performance of the index tracked by the Underlying.
o	The investment strategy represented by the Underlying may not be successful.
o	Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying.
o	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying or the assets that comprise the Underlying.
o	If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected.
o	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlying and could negatively affect your return on the securities.
•	Risks Relating to the Issuer
o	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks.

•	Risks Relating to Conflicts of Interest
o	We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.
o	We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
•	Risks Relating to Estimated Value and Secondary Market Prices of the Securities
o	The securities will be affected by a number of economic, financial, political, regulatory, judicial and other factors that may either offset or magnify each other.
o	Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $985 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)), which is less than the price to public.
o	If on the Trade Date the internal funding rate we use in structuring notes such as these securities is lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities.
o	The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

Important Notice

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated January 20, 2023, Product Supplement No. I–G dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable pricing supplement are inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010323000955/dp187469_424b2-g402.htm

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Please note that “we” and “our” refer to Credit Suisse AG and its affiliates in this document.

CREDIT SUISSE SECURITIES (USA) LLC credit-suisse.com

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